EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-XXXX) and related Prospectus of Wal-Mart Stores, Inc. to be filed on December 21, 2005 for the registration of an indeterminate amount of debt securities and to the incorporation by reference therein of our reports dated March 25, 2005, with respect to the consolidated financial statements of Wal-Mart Stores, Inc., Wal-Mart Stores, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Wal-Mart Stores, Inc., incorporated by reference in its Annual Report (Form 10-K) for the year ended January 31, 2005, filed with the Securities and Exchange Commission.

Rogers, Arkansas

December 19, 2005

/s/ Ernst & Young LLP